                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-13909



          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 31, 1996

                                 $100,000,000

                  [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST]

                         7.625% NOTES DUE JULY 1, 2017

  Interest on the 7.625% Notes due July 1, 2017 (the "Notes") of Security Capital Industrial Trust ("SCI") offered hereby is payable semi-annually on January 1 and July 1, commencing January 1, 1998. The Notes will mature on July 1, 2017. See "Description of Notes--Principal and Interest." The Notes may be redeemed at any time at the option of SCI, in whole or in part, at the Redemption Price (as defined herein). See "Description of Notes--Optional Redemption."

  The Notes will be represented by one or more global securities ("Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in the Global Securities will be entitled to physical delivery of Notes in certificated form only under the limited circumstances described under "Description of Notes--Book-Entry Procedures."

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.

                               ----------------

                                              INITIAL
                                              PUBLIC
                                             OFFERING   UNDERWRITING PROCEEDS TO
                                             PRICE(1)   DISCOUNT(2)   SCI(1)(3)
                                            ----------- ------------ -----------
Per Note...................................   99.772%      .875%       98.897%
Total...................................... $99,772,000   $875,000   $98,897,000

--------
(1) Plus accrued interest from July 1, 1997.
(2) SCI has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by SCI estimated at $200,000.

                               ----------------

  The Notes offered hereby are offered, severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about July 11, 1997 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                          J.P. MORGAN & CO.

                               ----------------

            The date of this Prospectus Supplement is July 8, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                      RATIO OF EARNINGS TO FIXED CHARGES

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                         THREE
                                                                        MONTHS
                                                                         ENDED
                                              YEAR ENDED DECEMBER 31,  MARCH 31,
                                              ------------------------ ---------
                                              1992 1993 1994 1995 1996 1996 1997
                                              ---- ---- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges........... (1)  11.3 3.3  2.0  2.2  2.1  2.3

--------
(1) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the year ended December 31, 1992 by $311,000.

                                USE OF PROCEEDS

  The net proceeds to SCI from the sale of the Notes offered hereby are expected to be approximately $98.7 million. The net proceeds will be used to repay borrowings under SCI's revolving line of credit. SCI's $350 million unsecured revolving line of credit bears interest at the greater of the federal funds rate plus 0.5% and prime (8.5% at July 8, 1997) or, at SCI's option, LIBOR plus 0.95% (6.6375% at July 8, 1997), based upon SCI's current senior debt rating, and is scheduled to mature in May 1998. At July 8, 1997, $119.6 million in borrowings were outstanding under this line of credit. SCI expects to make additional borrowings under the line of credit following this offering.

                              RECENT DEVELOPMENTS

  In January 1997, Security Capital Group Incorporated ("Security Capital") made a proposal to each of the Board of Trustees of SCI (the "Board"), the Board of Trustees of Security Capital Pacific Trust ("PTR") and the Board of Directors of Security Capital Atlantic Incorporated ("ATLANTIC") to exchange Security Capital's respective REIT management and property management companies for common shares of SCI, PTR and ATLANTIC, with the result that each of SCI, PTR and ATLANTIC would become internally managed. On March 24, 1997, Security Capital and SCI entered into a Merger and Issuance Agreement (the "Merger Agreement"), which is subject to customary conditions, including the approval of SCI shareholders. PTR and ATLANTIC entered into similar agreements with Security Capital on such date; however, the Merger described below is independent of such transactions. Pursuant to the Merger Agreement, Security Capital will cause Security Capital Industrial Incorporated (the "REIT Manager") and SCI Client Services Incorporated ("SCI Client Services") to be merged into a newly formed subsidiary of SCI (the "Merger"). The employees of the REIT Manager and SCI Client Services will become employees of SCI as a result of the Merger, which will be consummated as follows:

  . Security Capital will transfer all of its shares of the REIT Manager and SCI Client Services to a newly formed subsidiary of SCI in exchange for common shares of beneficial interest, $.01 par value per share ("Common Shares"), valued at approximately $81.9 million.

  . The number of Common Shares issuable to Security Capital will be based on the average closing price of the Common Shares over the five-day period prior to the record date for determining SCI's shareholders entitled to vote at the meeting in connection with the Merger, subject to such average being not more than $24.75 or less than $19.75. If the average market price of the Common Shares falls outside of the range, then the number of Common Shares issuable to Security Capital will be based on the high or low end of the range, as the case may be.

  . In order to allow holders of Common Shares to maintain their relative ownership in SCI, SCI will conduct a rights offering concurrently with the solicitation of SCI shareholders to vote on the Merger Agreement. The rights offering is designed to allow SCI's shareholders (other than Security Capital) the opportunity to maintain their relative ownership in SCI. Security Capital has agreed not to exercise or sell any of the rights it receives in the rights offering. The exercise price for Common Shares in the rights offering is expected to be at a discount to the price at which Common Shares will be issued to Security Capital in the Merger. The closing of the rights offering is contingent upon the consummation of the Merger.

  . As part of the Merger transaction, and in order to permit holders of Common Shares to benefit from the Merger transaction on the same basis as equity holders in Security Capital, Security Capital will issue warrants pro rata to SCI's shareholders, other than Security Capital, to acquire shares of its Class B Common Stock having an aggregate subscription price at the time of the warrant issuance of approximately $101 million. The warrant issuance will occur subject to and after the closing of the Merger and after the closing of the rights offering. The number of warrants to be received by each shareholder in the warrant issuance will be determined after SCI's shareholders have approved the Merger. The number of shares of Class B Common Stock subject to the warrants will be based on the closing price of the Class B Common Stock on the date the warrants are issued to the agent for the warrant issuance for subsequent distribution to holders of Common Shares. It is expected that application will be made for listing of the Class B Common Stock and the warrants on the New York Stock Exchange, Inc., although there can be no assurance that either, or both, the Class B Common Stock or the warrants will be so listed. The warrants will expire one year after issuance and will contain customary anti-dilution provisions. The issuance of the warrants by Security Capital is contingent upon the closing of the Merger.

  No shareholder will be required to pay any cash or other consideration for the warrants received in the warrant issuance or surrender or exchange Common Shares in order to receive warrants.

  As part of the Merger, SCI and Security Capital will enter into an amended and restated Investor Agreement (as so amended and restated, the "Amended and Restated Investor Agreement"), which will provide that, without first having consulted with the nominees of Security Capital designated in writing, SCI may not seek Board approval of (i) SCI's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of SCI's business where the aggregate purchase price paid or received by SCI exceeds $25 million; and
(iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) that reasonably contemplates annual contract payments by SCI in excess of $1 million. SCI is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the Common Shares, Security Capital will have the right to approve the following matters proposed by SCI: (i) the issuance or sale of any Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase Common Shares or any security convertible into or exchangeable for Common Shares or the issuance or sale of any security convertible into or exchangeable for Common Shares) at a price per share less than the fair market value of a Common Share on the date of such issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, SCI's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of beneficial interest of SCI or any securities convertible into shares of beneficial interest of SCI may be issued and any action with respect to the compensation of the senior officers of SCI (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, SCI's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of beneficial interest of SCI pursuant to the provisions of any benefit plan approved by the shareholders of SCI, (B) the issuance or sale of shares of beneficial interest upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the closing date of the Merger or in accordance with the provisions of the Amended and Restated Investor Agreement, (C) the issuance and sale of any shares of beneficial interest of SCI pursuant to any dividend reinvestment and share purchase plan approved by the Board or (D) the issuance, grant of distribution of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of beneficial interest of SCI or securities convertible into or exercisable for shares of beneficial interest.

  The Amended and Restated Investor Agreement will also provide that, so long as Security Capital owns at least 10% of the outstanding Common Shares, SCI may not increase the number of persons serving on the Board to more than eight. Security Capital also will be entitled to designate one or more persons as trustees of SCI, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding Common Shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding Common Shares, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Board as the number of Common Shares beneficially owned by Security Capital bears to the total number of outstanding Common Shares, provided, that Security Capital shall be entitled to designate no more than three persons so long as the Board consists of no more than eight members.

  In recognition of Security Capital's unique corporate culture, Security Capital will be permitted to make job opportunities with its affiliates, including ATLANTIC and PTR, available to the officers and employees of SCI. Security Capital must give the Board two weeks notice prior to making an opportunity available to a senior officer of SCI.

  Under the proposed terms of the Merger Agreement, SCI will also enter into an Administrative Services Agreement with a subsidiary of Security Capital. Under this agreement, Security Capital will provide SCI with certain administrative services selected by SCI. The fees payable to Security Capital will be equal to Security Capital's cost of providing such services, plus 20% (not to exceed market). For the initial term of the agreement (through December 31, 1998), the fees payable to Security Capital will not exceed approximately $7.1 million, of which $2 million will apply to the period between closing of the Merger and December 31, 1997 and the remainder will apply to 1998.

  In addition, pursuant to a Protection of Business Agreement to be entered into with Security Capital as part of the Merger Agreement, Security Capital will agree that, for a three year term, neither it nor any REIT management or property management company affiliated with it will, within the United States, provide substantially the same advice and services as those being provided by the REIT Manager and SCI Client Services to any person owning or operating real property that is or is planned to be used primarily for distribution properties.

  The Merger is subject to approval by holders of a majority of the outstanding Common Shares, receipt of favorable tax opinions and customary closing conditions.

                             DESCRIPTION OF NOTES

  The following description of the terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

  The Notes constitute a single series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an Indenture, dated as of March 1, 1995 (the "Indenture"), between SCI and State Street Bank and Trust Company (the "Trustee"). The Notes will be limited to an aggregate principal amount of $100 million. The terms of the Notes include those provisions contained in the Indenture (the terms of which are more fully described in the accompanying Prospectus) and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and Trust Indenture Act for a statement thereof. SCI currently has $625 million of indebtedness outstanding pursuant to the Indenture immediately prior to this offering.

  The Notes will be direct, senior unsecured obligations of SCI and will rank equally with all other unsecured and unsubordinated indebtedness of SCI from time to time outstanding. However, the Notes are effectively subordinated to mortgages and other secured indebtedness of SCI and SCI's subsidiaries, which encumbered certain assets of SCI and SCI's subsidiaries (approximately $131.7 million of secured debt was outstanding at March 31, 1997).

  As of March 31, 1997, on a pro forma basis giving effect to the issuance of the Notes offered hereby and the application of the net proceeds therefrom, the total outstanding indebtedness of SCI and its subsidiaries was approximately $855.9 million. SCI may incur additional indebtedness, subject to the provisions described under "Description of Debt Securities--Certain Covenants--Limitations on Incurrence of Debt" in the accompanying Prospectus.

  Reference is made to the section entitled "Description of Debt Securities-- Certain Covenants" in the accompanying Prospectus for a description of the covenants applicable to the Notes. The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities-- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes. Each of the covenants described in the Prospectus under the caption "Description of Debt Securities--Certain Covenants" will be subject to defeasance.

  The Notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

  Except as set forth under "Description of Debt Securities--Certain Covenants--Limitations on Incurrence of Debt" in the accompanying Prospectus, the Indenture does not contain any other provisions that would limit the ability of SCI to incur indebtedness or that would afford holders of the Notes protection in the event of a highly leveraged or similar transaction involving SCI or in the event of a change of control. However, SCI's Amended and Restated Declaration of Trust restricts beneficial ownership of SCI's outstanding Common Shares by a single person or persons acting as a group, to 9.8% of such Common Shares, with certain exceptions. These restrictions are designed to preserve SCI's status as a real estate investment trust and, therefore, may act to prevent or hinder a change of control.

PRINCIPAL AND INTEREST

  The Notes will bear interest at 7.625% per annum and will mature on July 1, 2017. The Notes will bear interest from July 1, 1997 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 1998 (each, an "Interest Payment Date"), to the persons in whose name the Notes are registered in the Security Register on the preceding June 15 or December 15 (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to close.

OPTIONAL REDEMPTION

  The Notes may be redeemed at any time at the option of SCI, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

  From and after the date notice has been given as provided in the Indenture, if funds for the redemption of any Notes called for redemption shall have been made available on such redemption date, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

  Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

  If less than all the Notes are to be redeemed at the option of SCI, SCI will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of the Notes to be redeemed and the redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

  "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

  "Reinvestment Rate" means 0.20% (one-fifth of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by SCI.

BOOK-ENTRY PROCEDURES

  The Notes will be issued in the form of one or more Global Securities that will be deposited with, or on behalf of DTC and registered in the name of DTC's nominee. Except as described in the accompanying Prospectus under the caption "Description of Debt Securities--Book-Entry Procedures," the Notes will not be issuable in definitive form. So long as the Notes are represented by one or more Global Securities, DTC's nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture, and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. See "Description of Debt Securities--Book-Entry Procedures" in the accompanying Prospectus.

  The following is based on information furnished by DTC:

  DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Note certificate will be issued with respect to the Notes.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by SCI in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to SCI.

                                 UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement dated the date hereof (the "Underwriting Agreement"), Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the "Underwriters") have agreed to purchase, and SCI has agreed to sell to each Underwriter, the principal amount of the Notes set forth opposite its name below:

                                                                    PRINCIPAL
                                                                      AMOUNT
                           UNDERWRITER                               OF NOTES
                           -----------                             ------------
Goldman, Sachs & Co. ............................................. $ 60,000,000
J.P. Morgan Securities Inc. ......................................   40,000,000
                                                                   ------------
    Total......................................................... $100,000,000
                                                                   ============

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all of the Notes, if any are taken.

  The Underwriters propose to offer the Notes in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of .500% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .250% of the principal amount of the Notes to certain brokers and dealers. After the initial public offering, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are a new issue of securities with no established trading market. SCI has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

  In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from SCI in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  SCI has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  In the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with SCI and its affiliates.

                               VALIDITY OF NOTES

  The validity of the Notes offered hereby will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mayer, Brown & Platt has in the past represented, and is currently representing, SCI and certain of its affiliates, including Security Capital, the owner of the REIT Manager and SCI Client Services.

PROSPECTUS
----------

                  [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST]

       $600,000,000 DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES*

                               ----------------

  Security Capital Industrial Trust ("SCI") may from time to time offer in one or more series its (i) unsecured senior debt securities (the "Debt Securities"), (ii) Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Preferred Shares"), and (iii) Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares"). The Debt Securities, Preferred Shares and Common Shares (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of SCI or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of SCI as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by SCI, through agents designated from time to time by SCI, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ----------------

*Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to an additional $77,988,613 of the Offered Securities which were registered under a previous registration statement.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

     THE ATTORNEY GENERAL OF THE  STATE OF NEW YORK  HAS NOT PASSED ON  OR
          ENDORSED THE MERITS  OF THIS  OFFERING. ANY  REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS OCTOBER 31, 1996.

                             AVAILABLE INFORMATION

  SCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. SCI's outstanding Common Shares, Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Preferred Shares"), and Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series B Preferred Shares") are listed on the New York Stock Exchange (the "NYSE") under the symbols "SCN", "SCN-PRA" and "SCN-PRB", respectively, and all such reports, proxy statements and other information filed by SCI with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by SCI with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          INCORPORATION BY REFERENCE

    There are incorporated herein by reference the following documents heretofore filed by SCI with the Commission (File No. 1-12846):

    (a) SCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A Amendment No. 1;

    (b) SCI's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996;

    (c) SCI's Current Reports on Form 8-K filed January 16, 1996, February 16, 1996, May 16, 1996 and August 20, 1996;

    (d) The description of the Series A Preferred Shares contained under the caption "Description of Series A Preferred Shares" in SCI's prospectus supplement dated June 16, 1995 to the prospectus dated April 27, 1995 forming a part of SCI's registration statement on Form S-3 (File No. 33-90940) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (e) The description of the Series B Preferred Shares contained under the caption "Description of Series B Preferred Shares" in SCI's prospectus supplement dated February 14, 1996 to the prospectus dated December 28, 1995 forming a part of SCI's registration statement on Form S-3 (File No. 33-99548) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (f) The description of the Common Shares contained in SCI's registration statement on Form 8-A; and

    (g) The description of SCI's preferred share purchase rights contained in SCI's registration statement on Form 8-A.

  All documents subsequently filed by SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  SCI will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, Security Capital Industrial Trust, 14100 East 35th Place, Aurora, Colorado 80011, telephone number: (303) 375-9292.

                       SECURITY CAPITAL INDUSTRIAL TRUST

  SCI is the largest publicly held owner and operator of distribution properties in the United States based on equity market capitalization. SCI is a national operating company focused exclusively on meeting the distribution space needs of national, regional and local industrial real estate users through the SCI National Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

  1. A national operating strategy targeting 1,000 key users of distribution space;

  2. A disciplined investment strategy based on proprietary research that targets high growth markets with sustainable demand for SCI's low finish distribution space product;

  3. An organizational structure and service delivery system built around the customer; SCI believes its service approach is unique to the real estate industry as it combines national scope and expertise with strong local presence; and

  4. Over 270 professionals in 28 offices which SCI believes comprise the deepest and most experienced management team in industrial real estate.

  The cornerstone of SCI's operating strategy is the SCI National Operating System(TM) comprised of the Market Officer Group, the National Services Group and the National Development Group that provides an exceptional level of customer service, marketing and development on a national, regional and local basis.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and build-to-suit facilities for its customers. Through its REIT Management Agreement with Security Capital Industrial Incorporated (the "REIT Manager"), SCI has access to the services provided by the REIT Manager and its specialized service affiliates, which provide SCI with access to the same resources as a fully integrated operating company. SCI, through the REIT Manager, has a significant level of expertise in market research; building and land acquisition and due diligence; master-planned distribution park design and building construction; marketing; asset and leasing management; capital markets and financial operations. SCI deploys capital in markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities designed for both warehousing and light manufacturing uses.

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation, and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional distribution properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                   SIX MONTHS
                                                                      ENDED
                                       PERIOD ENDED DECEMBER 31,    JUNE 30,
                                      ---------------------------- ------------
                                      1991(A) 1992  1993 1994 1995 1995   1996
                                      ------- ----- ---- ---- ---- -----  -----
Ratio of earnings to combined fixed
 charges
 and Preferred Share dividends.......  --(b)  --(b) 11.3 3.3  1.7    1.8    1.5

--------
(a) For the period from June 14, 1991 (the date of SCI's inception) to December 31, 1991.
(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred share dividends for the periods ended December 31, 1991 and December 31, 1992 by $195,000 and $311,000, respectively.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of March 1, 1995 (the "Indenture"), between SCI and State Street Bank and Trust Company (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured and unsubordinated obligations of SCI and will rank equally with all other unsecured and unsubordinated indebtedness of SCI from time to time outstanding. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees (the "Board") of SCI or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such series of Debt Securities;

    (2) the aggregate principal amount of such series of Debt Securities and any limit on such principal amount;

    (3) the percentage of the principal amount at which the Debt Securities of such series will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method by which any such portion shall be determined;

    (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Debt Securities of such series will be payable and the amount of principal payable thereon;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Debt Securities of such series will bear interest, if any;

    (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular

  Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

    (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on the Debt Securities of such series will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon SCI in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which the Debt Securities of such series may be redeemed, as a whole or in part, at the option of SCI, if SCI is to have such an option;

    (9) the obligation, if any, of SCI to redeem, repay or purchase the Debt Securities of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than United States dollars, the currency or currencies in which the Debt Securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of such series are to be payable, at the election of SCI or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

    (13) any deletions from, modifications of or additions to the terms of such series of Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

    (14) whether the Debt Securities of such series will be issued in certificated or book-entry form;

    (15) whether the Debt Securities of such series will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

    (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (17) if the Debt Securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (18) whether and under what circumstances SCI will pay Additional Amounts as contemplated in the Indenture on the Debt Securities of such series in respect of any tax, assessment or governmental charge and, if so, whether SCI will have the option to redeem such Debt Securities rather than pay such Additional Amounts; and

    (19) any other terms of such series of Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth below under "--Certain Covenants--Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of SCI to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving SCI or in the event of a change of control. However, SCI's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with certain exceptions (including an exception in the case of Security Capital Group Incorporated "SCG"). See "Description of Common Shares--Restriction on Size of Holdings." Additionally, the Articles Supplementary relating to the Series A Preferred Shares and Series B Preferred Shares restrict beneficial ownership of the Series A Preferred Shares or the Series B Preferred Shares by a person, or persons acting as a group, to 25% of the Series A Preferred Shares or the Series B Preferred Shares, with limited exceptions. Similarly, the Articles Supplementary for each other series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. See "Description of Preferred Shares--Restrictions on Ownership." These restrictions are designed to preserve SCI's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of SCI that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of SCI, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person to an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to any Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt

Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

MERGER, CONSOLIDATION OR SALE

  SCI may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either SCI shall be the continuing entity, or the successor entity (if other than SCI) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including Additional Amounts, if any) on all of the Debt Securities outstanding and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of SCI or any Subsidiary as a result thereof as having been incurred by SCI or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Limitations on Incurrence of Debt. SCI will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) SCI's Total Assets (as defined below) as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of SCI or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of SCI or any Subsidiary is greater than 40% of the sum of (i) SCI's Total Assets as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, no Subsidiary may incur any unsecured Debt other than intercompany Debt subordinate to the Debt Securities; provided, however, that SCI or a Subsidiary may acquire an entity that becomes a Subsidiary that has unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) would otherwise be permitted under the Indenture (Section 1004).

  SCI and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of SCI and its Subsidiaries on a consolidated basis (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by SCI and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by SCI and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by SCI or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "--Merger, Consolidation or Sale," SCI will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that SCI shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. SCI will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of SCI may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that SCI and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

  Insurance. SCI will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. SCI will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of SCI or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of SCI or any Subsidiary; provided, however, that SCI shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not SCI is subject to Section 13 or 15(d) of the Exchange Act, SCI will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if SCI were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which SCI would have been required so to file such documents if SCI were so subject. SCI will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (y) if filing such documents by SCI with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series which continues for 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of SCI contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of SCI or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against SCI or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of SCI or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of SCI.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series shall already have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of such series to be due and payable immediately by written notice thereof to SCI (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) SCI shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, SCI must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by SCI with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be made by SCI and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to SCI as obligor under the Indenture; (ii) to add to the covenants of SCI for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon SCI in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by SCI or any other obligor upon the Debt Securities or any Affiliate of SCI or of such other obligor shall be disregarded (Section 101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by SCI or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and SCI, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  SCI may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, SCI may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section

1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by SCI with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404).

  Such a trust may only be established if, among other things, SCI has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  Unless otherwise provided in the applicable Prospectus Supplement, if after SCI has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European

Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101).

  In the event SCI effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable plus Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, SCI would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REGISTRATION AND TRANSFER

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but SCI may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). SCI may at any time designate a transfer agent (in addition to the Trustee) with respect to any series of Debt Securities. If SCI has designated such a transfer agent or transfer agents, SCI may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that SCI will be required to maintain a transfer agent in each Place of Payment for such series (Section 1002).

  Neither SCI nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

BOOK-ENTRY PROCEDURES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, SCI anticipates that the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by SCI if such Debt Securities are offered and sold directly by SCI. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of SCI, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  SCI expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. SCI also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by SCI within 90 days, SCI will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, SCI may, at any time and in its sole discretion, subject to any limitations described in the applicable

Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by SCI, of $1,000 and integral multiples thereof.

CERTAIN DEFINITIONS

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of SCI and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of SCI and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (a) interest on Debt of SCI and its Subsidiaries, (b) provision for taxes of SCI and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for gains and losses on properties and property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (f) amortization of deferred charges.

  "Debt" of SCI or any Subsidiary means any indebtedness of SCI or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of SCI or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by SCI or any Subsidiary as lessee which is reflected on SCI's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on SCI's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by SCI or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than SCI or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by SCI or any Subsidiary whenever SCI or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of SCI and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

  "Permitted Encumbrances" means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interest of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of SCI and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

  "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) the value (determined in accordance with generally accepted accounting principles) of all other assets (other than accounts receivable and intangibles) of SCI and its Subsidiaries not subject to an Encumbrance.

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of SCI and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Unsecured Debt" means Debt of the types described in clauses (i), (iii) and
(iv) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of SCI or any Subsidiary.

NO PERSONAL LIABILITY

  No past, present or future trustee, officer, employee or shareholder, as such, of SCI or any successor thereof shall have any liability for any obligations of SCI under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

TRUSTEE

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board is authorized to issue, from the authorized but unissued shares of beneficial interest of SCI, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the Board or duly authorized committee thereof. At October 28, 1996, 5,400,000 Series A Preferred Shares were issued and outstanding and held of record by approximately 290 shareholders and 8,050,000 Series B Preferred Shares were issued and outstanding and held of record by approximately 50 shareholders.

  Reference is made to the Prospectus Supplement relating to the series of Preferred Shares offered thereby for the specific terms thereof, including:

    (1) The title and stated value of such series of Preferred Shares;

    (2) The number of shares of such series of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to Preferred Shares of such series;

    (4) The date from which dividends on Preferred Shares of such series shall cumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for Preferred Shares of such series;

    (6) The provision for a sinking fund, if any, for Preferred Shares of such series;

    (7) The provision for redemption, if applicable, of Preferred Shares of such series;

    (8) Any listing of such series of Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which Preferred Shares of such series will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in Preferred Shares of such series will be represented by global securities;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to Preferred Shares of such series;

    (13) The relative ranking and preferences of Preferred Shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI;

    (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares of such series, in each case as may be appropriate to preserve the status of SCI as a REIT.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares of each series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI, rank
(i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such series of Preferred Shares; (ii) on a parity with all equity securities issued by SCI the terms of which specifically provide that such equity securities rank on a parity with Preferred Shares of such series; and (iii) junior to all equity securities issued by SCI the terms of which specifically provide that such equity securities rank senior to Preferred Shares of such series.

DIVIDENDS

  Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board, out of assets of SCI legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of SCI on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and SCI will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of SCI of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series) by SCI (except by conversion into or exchange for other capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares of a series will be subject to mandatory redemption or redemption at the option of SCI, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares of such series that shall be redeemed by SCI in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such series of Preferred Shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of SCI, the terms of such series of Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of SCI pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, SCI shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by SCI and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by SCI.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of SCI. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by SCI in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of SCI, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of SCI ranking junior to such series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, the holders of each series of Preferred Shares shall be entitled to receive out of assets of SCI legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares of such series will have no right or claim to any of the remaining assets of SCI. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of SCI are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of SCI ranking on a parity with Preferred Shares of such series in the distribution of assets, then the holders of Preferred Shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of such series, the remaining assets of SCI shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of SCI with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of SCI, shall not be deemed to constitute a liquidation, dissolution or winding up of SCI.

VOTING RIGHTS

  Holders of the Preferred Shares of each series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares (as in the case of the Series A Preferred Shares).

  If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as SCG and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Preferred Shares of such series, SCG and certain of its affiliates shall vote their Preferred Shares of such series, if any, in the same respective percentages as the Preferred Shares of such series and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares; (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into SCI, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, SCI may create additional classes of Parity Shares and other series of Preferred Shares ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

  Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving SCI or a sale of all or substantially all of the assets of SCI.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares of such series are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares of such series or SCI, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Shares of such series.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares--Restriction on Size of Holdings," for SCI to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares and the Series B Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of SCI's redemption of Preferred Shares. Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by SCI at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to SCI's redemption of Preferred Shares; provided that thereafter any additional Preferred

Shares acquired by such person shall be Excess Shares (as hereinafter defined). See "Description of Common Shares--Restriction on Size of Holdings." From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed shall cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of SCI.

  All certificates representing shares of Preferred Shares will bear a legend referring to the restrictions described above.

                         DESCRIPTION OF COMMON SHARES

GENERAL

  The Declaration of Trust authorizes SCI to issue up to 150,000,000 Shares of Beneficial Interest, par value $0.01 per share, consisting of Common Shares, Preferred Shares and such other types or classes of shares of beneficial interest as the Board may create and authorize from time to time. At October 28, 1996, approximately 93,671,713 Common Shares were issued and outstanding and held of record by approximately 1,100 shareholders.

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and convertible into Common Shares for no additional consideration. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and SCI's Bylaws.

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of SCI. In the event of a liquidation, dissolution or winding up of the affairs of SCI, the holders of the Common Shares are entitled to share ratably in the assets of SCI remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A Preferred Shares and Series B Preferred Shares, and subject to the rights of holders of other series of Preferred Shares, if any. The right of holders of the Common Shares are subject to the rights and preferences established by the Board for the Series A Preferred Shares and Series B Preferred Shares and any other series of Preferred Shares which may subsequently be issued by SCI. See "Description of Preferred Shares."

PURCHASE RIGHTS

  On December 7, 1993, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Common Shares of record at the close of business on December 31, 1993. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from SCI one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $0.01 per share (the "Participating Preferred Shares") at a price of $40.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than

SCG) acquires 20% or more of the outstanding Common Shares or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of SCI pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than SCG) would not be exercisable. The Purchase Rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of SCI or any other form of consideration determined by the Board.

TRANSFER AGENT

  The transfer agent and registrar for the Common Shares is The First National Bank of Boston, 150 Royall Street, Canton, Massachusetts 02021. The Common Shares are listed on the NYSE under the symbol "SCN."

RESTRICTION ON SIZE OF HOLDINGS

  The Declaration of Trust restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving SCI's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For SCI to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the Board in protecting and preserving SCI's REIT status for tax purposes. This restriction does not apply to SCG, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons in excess of 9.8% (other than SCG and 30% in the case of certain shareholders who acquired shares prior to SCI's initial public offering) of the outstanding shares of beneficial interest ("Excess Shares") are subject to redemption by SCI, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. SCI may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of SCI. SCI may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of Excess Shares. Shareholders of SCI are required to disclose, upon demand of the Board, such information with respect to their direct and indirect ownership of shares of SCI as the Board deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.

  The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest of SCI or to any transaction involving the issuance of shares of beneficial interest in which a majority of the Board determines that the eligibility of SCI to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of SCI as a REIT is advantageous to the shareholders. SCG's ownership of shares is attributed for tax purposes to its shareholders. The Board has exempted SCG from this restriction and has permitted certain other shareholders who acquired shares prior to SCI's initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

TRUSTEE LIABILITY

  The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of SCI or by Trustees for the benefit and on behalf of SCI. Under the Declaration of Trust and Maryland law governing REITs, Trustees are not liable to SCI or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of his duties.

SHAREHOLDER LIABILITY

  Both Maryland statutory law governing REITs organized under the laws of that state and the Declaration of Trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of SCI or the Board. The Declaration of Trust further provides that SCI shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that SCI shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives SCI prompt notice of any such claim or liability and permits SCI to conduct the defense thereof. In addition, SCI is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of SCI. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by SCI. Inasmuch as SCI carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which SCI's assets plus its insurance coverage would be insufficient to satisfy the claims against SCI and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  SCI intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to SCI and its shareholders of the treatment of SCI as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based upon certain representations of SCI with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to SCI, SCI has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1993, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is based on certain assumptions relating to the organization and operation of SCI Limited Partnership--I, SCI Limited Partnership--II, SCI Limited Partnership--III and SCI Limited Partnership--IV (the "Partnerships") and of any other partnerships in which SCI will hold an interest, and is conditioned upon certain representations made by SCI as to certain factual matters relating to SCI's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. SCI's qualification and taxation as a REIT will depend upon SCI's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that SCI will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as SCI, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations.

  If SCI fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, SCI could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  SCI elected REIT status effective beginning with its taxable year ended December 31, 1993 and the Board believes that SCI has operated and currently intends that SCI will operate in a manner that permits it to qualify as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on SCI continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on SCI's operating results.

  The following summary is based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

TAXATION OF SCI

  To qualify as a REIT under the Code for a taxable year, SCI must meet certain organizational and operational requirements.

 ASSET TESTS

  At the close of each quarter of SCI's taxable year, SCI must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of SCI's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of SCI's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of SCI's total assets or (ii) 10% of the outstanding voting securities of any one issuer.

 GROSS INCOME TESTS

  For each taxable year at least 75% of SCI's gross income must be derived from certain real estate sources, including rents from real property and interest on mortgage obligations. Real estate sources for purposes of those requirements also include gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT's management of the property and rendering of services to tenants must either be with respect to usual or customary services or furnished through a qualified independent contractor.

  In addition to deriving 75% of its gross income from the sources listed above, at least 95% of SCI's gross income for the taxable year must be derived from real estate sources described above or from dividends, interest, gains from the sale or disposition of stock or other securities that are not dealer property and specified other items. Dividends (including SCI's share of any dividends paid by SCI Development Services Incorporated) and interest on any obligations not collateralized by an interest in real property qualify for purposes of the 95% test, but not for purposes of the 75% test.

  SCI must also derive less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and by reason of involuntary conversion); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction.

  For purposes of the gross income tests, where SCI invests in a partnership, including the Partnerships, SCI will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of SCI as it has in the hands of the partnership.

 Ownership Restrictions

  SCI must satisfy certain ownership restrictions under the Code that limit
(i) concentration of ownership of its shares of capital stock by specified persons and (ii) ownership by SCI of its tenants. The Declaration of Trust restricts the transfer of shares when necessary to maintain SCI's qualification as a REIT under these standards. See "Description of Common Shares--Restrictions on Size of Holdings." However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that these restrictions would be effective in maintaining SCI's REIT status.

 Annual Distribution Requirements

  So long as SCI qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without respect to net capital gains or the dividends paid deduction) for each taxable year to its shareholders annually, SCI itself will not be subject to federal income tax on that portion of such income distributed to shareholders. SCI will be taxed at regular corporate rates on all income not distributed to shareholders. Nevertheless, it is SCI's policy to distribute at least 95% of its taxable income. REITs may also incur taxes for certain other activities.

 Tax Aspects of SCI's Investments in the Partnerships

  A significant portion of SCI's investments are through the Partnerships. SCI will include its proportionate share of (i) each Partnership's income, gains, losses, deductions and credits for purposes of the various REIT gross income tests and in its computation of its REIT taxable income and (ii) the assets held by each Partnership for purposes of the REIT asset tests.

  SCI's interest in the Partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "IRS") of the status of the Partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. If a Partnership were to be treated as an association, such Partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of SCI's assets and items of gross income would change, which may preclude SCI from satisfying the REIT asset tests and may preclude SCI from satisfying the REIT gross income tests (see "--Failure to Qualify" below, for a discussion of the effect of SCI's failure to meet such tests). Based on certain representations of SCI, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, the Partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the IRS.

 Failure to Qualify

  If SCI fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, SCI will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which SCI fails to qualify as a REIT will not be deductible by SCI, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, SCI also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF SCI'S SHAREHOLDERS

  Distributions paid to SCI's shareholders out of current or accumulated earnings and profits of SCI will generally be taxed to them as ordinary income. Such distributions are not eligible for the dividends-received deduction for corporations. SCI's earnings and profits will first be allocated to any outstanding Preferred Shares. A distribution of net capital gains by SCI will generally be treated as a long-term capital gain to shareholders to the extent properly designated by SCI as a capital gain distribution and regardless of the length of time a shareholder has held his shares. Capital gains distributions are not eligible for the dividends-received deduction for corporations. Any loss on a sale of shares that were held for six months or less and with respect to which a capital gain distribution was received will be treated as a long-term capital loss, up to the amount of the capital gain distribution received with respect to such shares. A distribution in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital, to the extent of the shareholder's basis in his shares. To the extent such a distribution exceeds such basis, it will be treated as capital gain to those shareholders holding their shares as capital assets. SCI will notify each shareholder as to the portions of each distribution that, in its view, constitute ordinary income, capital gain or return of capital. Should SCI incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

OTHER TAX CONSIDERATIONS

 SCI Development Services Incorporated

  SCI Development Services Incorporated will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. SCI Development Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that SCI Development Services Incorporated is required to pay Federal, state or local taxes, the cash available for distribution by SCI Development Services Incorporated to its shareholders will be reduced accordingly.

 Tax on Built-in Gain

  Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a REIT has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a REIT and immediately liquidated unless the REIT elects to be taxed under rules similar to the rules of Section 1374 of the Code.

  Since SCI has made this election, if during the 10-year period beginning on the first day of the first taxable year for which SCI qualifies as a REIT (the "Recognition Period"), SCI recognizes gain on the disposition of any asset held by SCI as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) SCI's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate. Because SCI acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the Recognition Period, it is not anticipated that SCI will pay a substantial corporate level tax on its Built-in Gain.

 Backup Withholding

  SCI will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide SCI with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, SCI may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to SCI.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  SCI may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with SCI. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to SCI's shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, SCI may sell such unsubscribed Offered Securities to third parties directly or through agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, SCI may concurrently offer additional Offered Securities to third parties directly or through agents, which agents may be affiliated with SCI. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). SCI also may, from time to time, authorize underwriters acting as SCI's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from SCI in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by SCI to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with SCI, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, SCI will authorize dealers acting as SCI's agents to solicit offers by certain institutions to purchase Offered Securities from SCI at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of SCI. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, SCI shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for SCI and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements and related schedules of SCI incorporated by reference herein and in the Registration Statement have been audited or reviewed by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing SCI and certain of its affiliates, including SCG.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRO-SPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PRO-SPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTIONS IN WHICH SUCH OFFER OR SOLICITATION IS UN-LAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS
NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CRE-ATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SCI SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                          PAGE
                          ----
Ratio of Earnings to
 Fixed Charges..........   S-3
Use of Proceeds.........   S-3
Recent Developments.....   S-3
Description of Notes....   S-6
Underwriting............   S-9
Validity of Notes.......  S-10

                                   PROSPECTUS

Available Information...     2
Incorporation by
 Reference..............     2
Security Capital
 Industrial Trust.......     3
Use of Proceeds.........     3
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Share
 Dividends..............     4
Description of Debt
 Securities.............     4
Description of Preferred
 Shares.................    18
Description of Common
 Shares.................    23
Federal Income Tax
 Considerations.........    25
Plan of Distribution....    29
Experts.................    30
Legal Matters...........    30

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                                  $100,000,000

                  [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST]

                         7.625% NOTES DUE JULY 1, 2017

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                              GOLDMAN, SACHS & CO.

                               J.P. MORGAN & CO.

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